Exhibit 99.01

April 20, 2004


Dear Shareholder,

Over the past several months, there have been some exciting developments at Aradyme and the company has made significant progress in terms of achieving many of the important milestones we set out to accomplish. We are aggressively working toward turning the corner toward profitability. As many of you know, we have had a long, hard road to travel as a company. However, we appreciate all of you who have helped make our progress thus far possible. We have truly valued your support throughout the difficult and uncertain times we've faced. Many of you have supported us throughout our 2-1/2 year history, and others have more recently joined our efforts in building this company. Obviously, we are still working toward our ultimate destination, but we have made substantial progress over the past year. Our technology continues to be sound as our business plans evolve and we find new and innovative ways to effectively leverage and commercialize Aradyme's technology. Although, most of our growth last year was constrained by shortages of capital, we have recently obtained sufficient additional financing and converted the company's indebtedness to equity, so that we are now positioned better than ever before for the future. Following are highlights of some of the important milestones we've achieved recently:

Improved Financial Condition

As of the end of our second fiscal quarter, March 31, 2004, we had substantially improved our financial position. These improvements are attributable to the sale of approximately four million shares of common stock for net proceeds in excess of $2 million. In addition, we completed the conversion of an aggregate of approximately $650,000 of indebtedness into common stock, consisting of approximately $430,000 due to officers and directors for loans to the Company and $220,000 payable to third parties. We now have an aggregate of approximately
22.8 million shares of common stock issued and outstanding. In order to complete this most recent round of stock sales, officers, directors and other stockholders have agreed not to publicly sell an aggregate of approximately 14,000,000 shares held by them, except in limited circumstances.

As a result of this infusion of new equity and conversion of indebtedness to common stock, the Company has eliminated all past due obligations and now has over $1 million in working capital. This recent significant improvement in our capitalization has enabled us to plan, for the first time, our development and marketing efforts several months in advance. As noted below, we have identified and launched new marketing initiatives and now have the resources to attack this marketing program aggressively. As we proceed, we anticipate that we may well seek additional equity to further expand our resources for growth.

Expanded Company Focus/Marketing Efforts

As you know, Aradyme has been and continues to be focused on addressing many of the problems that have traditionally plagued the database industry for years by providing a "Next Generation" solution that not only provides the dynamic environment needed for organizations to grow their databases, but also maintain the flexibility needed to rapidly respond to changing business needs and processes--a promise traditional database companies can't deliver on because they're confined by the limitations and constraints of 30-year-old technology.

First, I want to emphasize that Aradyme has been and continues to be committed to providing solutions for small- to medium-sized businesses, as in 2000, the database market represented the largest single segment of the software industry, yet remained (and continues to remain) very fragmented.

However, because Aradyme's underlying technology--its innovative "Next Generation" database platform technology, which is dynamic data schema driven vs. static schema driven and offers customers an unparalleled level of flexibility and control over the data in their database management systems-- the company is in the unique position to take advantage of several new opportunities that exist in the marketplace that other vendors simply can't because they're confined by the constraints of traditional technology.

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One of the biggest and most immediate opportunities at hand is in the area of data extraction, cleansing and migration services (known in the industry as "ECM"), an area in which Aradyme can easily and quickly provide services because of the flexibility of its technology allows it to substantially accelerate and simplify data ECM in a variety of contexts using various enterprise software at competitive service rates. This opportunity (as well as other similar opportunities) enables us to turn database management software sales, which are typically one-time sales opportunities, into reoccurring revenue opportunities for the company via the sale of Aradyme's data ECM services and other services based on the use of Aradyme's technology.

One of the leading challenges companies face when deploying a new database application is moving their data from their existing systems to their new systems. Aradyme's flexible, dynamic database technology allows us to exploit the benefits of our application development, deployment and modification capabilities to quickly and efficiently solve the problems associated with data extraction, cleansing and migration.

The advantage Aradyme has in entering the data ECM service space is that our participation has been solicited by a number of major technology and consulting firms, which view Aradyme's ECM service offerings and "Next Generation" technology as providing them with a competitive advantage when it comes to bidding on significant contracts, and as such, have asked the company to be an ongoing part of their bidding teams. This has exposed us to new marketing opportunities in areas in which we can immediately deliver value that we may not have otherwise pursued.

An example of this new marketing direction is our data ECM service contract through an unrelated firm to provide data ECM service to the State of Utah for the consolidation of its voter registration system. In this project, we are facilitating data ECM from 29 different legacy systems run by Utah counties into a single, statewide consolidated voter registration system. Aradyme has not only completed the first phase of this two-year contract ahead of schedule, but also completed the project within the allotted budget.

The state voter registration program is one of the initial programs mandated by the Help America Vote Act (HAVA), which is a $3.9 billion, federally funded mandate to each of the states to have them develop a statewide, consolidated, voter registration database by the end of 2005. Of this total federal mandate, over $400 million is budgeted for data services. Based on our initial work in Utah--one of the first states to undertake this task--we are continuing to work with industry-recognized vendors to market our data ECM services to the vast majority of the other 49 states.

We have also identified other data ECM marketing opportunities in additional industries and are pursuing them in association with major hardware, software and service vendors.

New Executives

With these new opportunities and expanded financial resources, we have engaged two new key executives to help develop and implement our plans.

In December of 2003, we hired Don Hutchings as vice president of sales. Don's past experience was in application and solution sales of complex utility applications within the database industry to medium- to large-sized municipalities. Don immediately recognized the value of Aradyme's solutions at both the application and data services levels, as his primary sales frustration prior to joining Aradyme was addressing and solving the data migration challenges required to close his sales. Because of his personal experience in the areas of government and data migration, he provides us with immediate benefit.

In early March 2004, we engaged Dr. Phillip Windley as our chief technology officer. We are excited to have Dr. Windley on our team because he immediately brings a wealth of technical expertise to the company, as his background includes serving as chief technology officer for several other public companies and he most recently spent two years as the chief information officer for the State of Utah. While working for the State of Utah, Dr. Windley earned national recognition and praise for his use of technology in solving Utah's technology challenges. Because of this recognition and his growing popularity as a technology leader, he is frequently asked to speak on a variety of technology topics around the country by both industry and government. Dr. Windley also writes feature articles for a number of technology publications. His personal experience could not be a better match for us, and we anticipate being able to derive both immediate and long-term benefits in terms of the advancement of our technology and sales efforts

Additional Capabilities

The recent infusion of substantial financial resources and the refocus of our marketing effort has paved the way for us to improve our capabilities and thus, we have added personnel to advance our programming, application development, product management, customer support and service, marketing and sales support, and related efforts. As a result, we now believe that we have the resources in place to substantially expand our capabilities.

Final Thoughts

While remaining cautious, we are confident about the future. Our capabilities are increasing monthly. The potential for achieving revenue is growing as fast as we can staff and respond. Our credibility as a company and that of the technology is continually improving with each new contract. And we have been fortunate to attract some of the most skilled executives and technical personnel available to round out our team.

We hope you are as excited about the future of Aradyme as we are. For those who are patient, we anticipate significant long-term financial success for both the company and the investor. We encourage all investors to frequently visit our website at Aradyme.com to follow the progress of the company.

Thank you for your confidence and continued support of Aradyme

Sincerely,



James R. Spencer
Chairman and CEO



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
Condensed Financials

Summary financial data for the three-month periods ended December 31, 2003 and 2002, and as of December 31 and September 30, 2003, is set forth as follows:

Statements of Operations Data                                                 2003                2002
                                                                        -----------------   -----------------
Total revenues.........................................................    $    17,000         $    15,995
Loss before interest expense and income taxes..........................       (243,181)           (193,834)
Other income (expense), net............................................        (24,461)               (103)
                                                                        -----------------   -----------------
Net loss...............................................................    $  (267,642)        $  (215,937)
                                                                        =================   =================
Net loss per common share, basic and diluted...........................    $     (0.02)        $     (0.00)
                                                                        =================   =================
Weighted number of shares outstanding..................................     15,386,000          12,606,000
                                                                        =================   =================

                                                                            Dec. 31,           Sept. 30,
Balance Sheet Data                                                            2003                2003
                                                                        -----------------   -----------------

Property, net........................................................      $   109,354         $   121,574
Total assets.........................................................          212,197             181,087
Total liabilities....................................................          950,189             890,207
Stockholders' deficit................................................         (737,992)           (709,120)
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